Exhibit 3.1

AMENDMENT No. 3 to

RESTATED BYLAWS OF FOREST OIL CORPORATION

Dated as of September 20, 2004

ARTICLE VI – OFFICERS

Article VI, Section 9, of the Forest Oil Corporation Restated Bylaws dated as of February 14, 2001 shall be replaced as follows:

Section 9.  The controller shall be responsible for the books of account, for the preparation of financial statements, budgets and forecasts.  The controller shall be responsible for the supervision of the accounting department and shall, under the supervision of the controller, be responsible for the books of account and for the preparation of such other financial data as shall be assigned to him from time to time by the controller.  The board of directors may divide the powers, duties and responsibilities of the controller and assign them to two or more persons and designate them controller of the assigned area or areas of responsibility, but regardless of such special designation each such Controller shall be considered an “officer” for all purposes.